Exhibit 99.1
Media Contacts:

U.S:	Evan Goetz, + 1 212 850 5639
evan.goetz@fd.com
Ryan Toohey, +1 212 850 5678
ryan.toohey@fd.com

U.K.:	Edward Bridges, +44 20 7831 3113
edward.bridges@fd.com
Marc Cohen, +44 20 7831 3113
marc.cohen@fd.com
NEWS RELEASE
TRAVELPORT LIMITED’S PARENT HOLDING COMPANY REACHES AGREEMENT
WITH LENDERS HOLDING A MAJORITY OF ITS UNSECURED
PAYMENT-IN-KIND TERM LOANS
ATLANTA—September 19, 2011 — Travelport Limited (the “Company”) today announces that the Company’s parent holding company, Travelport Holdings Limited (“Travelport Holdings”), has reached an agreement in principle with lenders holding a majority of Travelport Holdings’ unsecured payment-in-kind (“PIK”) term loans due March 27, 2012 to amend such debt, including arrangements that extend the maturity date until 2016.
“We are pleased that our parent company has reached an agreement with its key lenders,” stated Gordon Wilson, President and CEO of Travelport Limited. “We continue to be committed to expanding and improving our product and technical platform and building on our position as one of the world’s leading travel content aggregators and transaction processing providers.”
Under the terms outlined in the solicitation documents, which Travelport Limited’s parent company anticipates will be released to lenders tomorrow, holders of Travelport Holdings’ unsecured PIK term loans in aggregate amount of approximately $715.0 million (including expected capitalized interest at the time of the transaction) are being offered the opportunity for i) an $85.0 million pro-rata cash repayment, ii) an exchange of $207.5 million of existing PIK term loans for $207.5 million of second lien term loans due December 1, 2016, to be issued by a subsidiary of Travelport Limited (“Second Lien Term Loans”), iii) an extension of the remaining PIK term loans in two tranches: a) $287.5 million aggregate principal amount of PIK term loans extended to December 1, 2016 and b) $135.0 million aggregate principal amount extended until September 30, 2012, and (iv) equity of the parent of Travelport Holdings depending on the timing of certain events. If not repaid by September 30, 2012, the obligations due under the $135.0 million tranche of PIK term loans will be satisfied with an additional $135.0 million of Second Lien Term Loans due December 1, 2016.
Holders that hold a majority of the PIK term loans have signed a support agreement under which they agree to the terms of the transaction. The steps relating to the amendment of the PIK term loans also require the consent to certain amendments by the holders of a majority in aggregate principal amount of the loans outstanding under Travelport Limited’s senior secured credit agreement.
Concurrent with the solicitation of consent for the transaction, Travelport Holdings is soliciting acceptances of a consensual plan of reorganization to gain acceptance of the transaction even if the transaction does not achieve unanimous acceptance of the PIK term loan holders. The consensual plan of reorganization will not be required if Travelport Holdings receives unanimous acceptance of the transaction from current PIK term loan holders. In the event that Travelport Holdings proceeds with a consensual plan of reorganization, Travelport Holdings, which is a holding company with no active operations, would be the entity involved. Travelport Limited would not be a party to the plan and its ongoing business operations would not be affected.
# # #